Exhibit 99.1

Helen of Troy Limited Reports First Quarter Fiscal 2025 Results

Consolidated Net Sales Decline of 12.2%
GAAP Diluted EPS of $0.26; Adjusted Diluted EPS of $0.99
Gross Profit Margin Expansion of 330 Basis Points
Cash Flow from Operations of $25.3 Million; Free Cash Flow(1)(2) of $16.2 Million

Updates Fiscal 2025 Outlook:
Lowers Consolidated Net Sales to $1.885-$1.935 Billion
Lowers GAAP Diluted EPS to $4.69-$5.45 and Adjusted Diluted EPS to $7.00-$7.50
Lowers Adjusted EBITDA to $287-$297 Million and Free Cash Flow(1)(2) to $220-$240 Million
Updates Net Leverage Ratio(1)(3) Reduction to Between 1.6X and 1.5X by the End of Fiscal 2025
Project Pegasus on Track to Deliver Savings of $26 Million to $30 Million

El Paso, Texas, July 9, 2024 — Helen of Troy Limited (NASDAQ: HELE), designer, developer, and worldwide marketer of branded consumer home, outdoor, beauty, and wellness products, today reported results for the three-month period ended May 31, 2024.

Executive Summary – First Quarter of Fiscal 2025 Compared to Fiscal 2024

•Consolidated net sales revenue of $416.8 million, a decrease of 12.2%
•Gross profit margin improvement of 330 basis points to 48.7% compared to 45.4%
•Operating margin of 7.4% compared to 8.6%
•Non-GAAP adjusted operating margin of 10.3% compared to 13.9%
•GAAP diluted EPS of $0.26 compared to $0.94
•Non-GAAP adjusted diluted EPS of $0.99 compared to $1.94
•Net cash provided by operating activities of $25.3 million compared to $121.1 million
•Non-GAAP adjusted EBITDA margin of 12.6% compared to 15.2%
•Repurchased 1,011,243 shares of common stock in the open market during the quarter for $100 million

Noel M. Geoffroy, Chief Executive Officer, stated: “We are disappointed with the start to our fiscal year. We battled an unusual number of internal and external challenges in the quarter, which resulted in net sales and adjusted EPS below our outlook. Many of these challenges became more pronounced toward the end of the first quarter and some continue to evolve. We now see this fiscal year as a time to take action to reset and revitalize our business. As a result, we are lowering our annual outlook, which delays the delivery of the long-term financial algorithm in our strategic plan.”

“Despite the challenges we currently face, I remain confident the strategies we are implementing are the right ones to improve the long-term health of our brands, return our Company to positive sales and earnings growth, and deliver sustained shareholder value creation. Project Pegasus continues to provide us with fuel to fund our initiatives and organizational focus to capture opportunities and leverage our scale. We also invested in new talent and next-level data, analytics and capabilities to improve our effectiveness and productivity across the enterprise. As always, we believe that our success will be driven by the passion and dedication of our exceptional people who remain committed to our purpose, vision, values, and the actions we are taking.”

	Three Months Ended May 31,
(in thousands) (unaudited)	Home & Outdoor	Beauty & Wellness	Total
Fiscal 2024 sales revenue, net	$217,144	$257,528	$474,672
Organic business (4)	(18,654)	(39,528)	(58,182)
Impact of foreign currency	(31)	388	357
Change in sales revenue, net	(18,685)	(39,140)	(57,825)
Fiscal 2025 sales revenue, net	$198,459	$218,388	$416,847

Total net sales revenue growth (decline)	(8.6)%	(15.2)%	(12.2)%
Organic business	(8.6)%	(15.3)%	(12.3)%
Impact of foreign currency	—%	0.2%	0.1%

Operating margin (GAAP)
Fiscal 2025	8.0%	6.8%	7.4%
Fiscal 2024	10.2%	7.2%	8.6%
Adjusted operating margin (non-GAAP) (1)
Fiscal 2025	10.6%	10.0%	10.3%
Fiscal 2024	15.8%	12.4%	13.9%

Consolidated Results - First Quarter Fiscal 2025 Compared to First Quarter Fiscal 2024

•Consolidated net sales revenue decreased $57.8 million, or 12.2%, to $416.8 million, compared to $474.7 million, primarily driven by a decline in sales of hair appliances, prestige hair care products and humidifiers in Beauty & Wellness, and a decline in Home & Outdoor primarily due to lower replenishment orders from retail customers and the impact of the shipping disruption at the Company's Tennessee distribution facility due to automation startup issues affecting some of the segment's small retail customer and direct-to-consumer orders. These factors were partially offset by international growth and higher sales of fans in Beauty & Wellness.

•Consolidated gross profit margin increased 330 basis points to 48.7%, compared to 45.4%. The increase in consolidated gross profit margin was primarily due to a favorable segment mix with a higher percentage of Home & Outdoor sales at a higher margin, favorable inventory obsolescence expense year-over-year, and lower commodity and product costs driven by Project Pegasus initiatives. These factors were partially offset by a less favorable product mix within the segments, a less favorable customer mix within Home & Outdoor and higher sales dilution from trade discounts, allowances and promotional programs in Beauty & Wellness.

•Consolidated selling, general and administrative expense (“SG&A”) ratio increased 560 basis points to 40.9%, compared to 35.3%. The increase in the consolidated SG&A ratio was primarily due to planned higher marketing expense as the Company reinvested back into its brands, additional costs and lost efficiency associated with automation startup issues at the Company's Tennessee distribution facility, higher depreciation expense, unfavorable health insurance and product liability expense, and the impact of unfavorable operating leverage due to the decrease in net sales. These factors were partially offset by the favorable comparative impact of a charge of $4.2 million related to the bankruptcy of Bed, Bath & Beyond(5) incurred in the prior year period and lower share-based compensation expense.

•Consolidated operating income was $30.8 million, or 7.4% of net sales revenue, compared to $40.6 million, or 8.6% of net sales revenue. The 120 basis point decrease in consolidated operating margin was primarily due to an increase in the consolidated SG&A ratio, partially offset by consolidated gross profit margin expansion and a decrease in restructuring charges of $5.5 million.

•Interest expense was $12.5 million, compared to $14.1 million. The decrease in interest expense was primarily due to lower average borrowings outstanding, partially offset by a higher average effective interest rate compared to the same period last year.

•Income tax expense as a percentage of income before income tax was 66.1% compared to 15.5%, primarily due to the Barbados tax legislation enacted with immediate effect during the first quarter of fiscal 2025, which resulted in a discrete tax charge of $6.0 million to revalue deferred tax liabilities and an increase in tax expense from incorporating the impact of ongoing changes into the estimated annual effective tax rate.

•Net income was $6.2 million, compared to $22.6 million. Diluted EPS was $0.26, compared to $0.94. Diluted EPS decreased primarily due to lower operating income and an increase in the effective income tax rate, partially offset by a decrease in interest expense.

•Non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $52.4 million, compared to $72.4 million. Non-GAAP adjusted EBITDA margin was 12.6% compared to 15.2%.

On an adjusted basis (non-GAAP) for the first quarters of fiscal 2025 and 2024, excluding the discrete impact of Barbados tax reform(6), Bed, Bath & Beyond bankruptcy(5), restructuring charges, amortization of intangible assets, and non-cash share-based compensation, as applicable:

•Adjusted operating income decreased $23.2 million, or 35.1%, to $43.0 million, or 10.3% of net sales revenue, compared to $66.2 million, or 13.9% of net sales revenue. The decrease in adjusted operating margin was primarily driven by planned higher marketing expense as the Company reinvested back into its brands, additional costs associated with automation startup issues at the Company's Tennessee distribution facility, higher sales dilution from trade discounts, allowances and promotional programs, an increase in depreciation expense, unfavorable health insurance and product liability expense, a less favorable product mix within the segments and a less favorable customer mix within Home & Outdoor, and the impact of unfavorable operating leverage due to the decrease in net sales. These factors were partially offset by a favorable segment mix with a higher percentage of Home & Outdoor sales at a higher margin, favorable inventory obsolescence expense year-over-year, and lower commodity and product costs partly driven by Project Pegasus initiatives.

•Adjusted income decreased $23.4 million, or 50.0%, to $23.3 million, compared to $46.7 million. Adjusted diluted EPS decreased 49.0% to $0.99 compared to $1.94. The decrease in adjusted diluted EPS was primarily due to lower adjusted operating income and an increase in the adjusted effective income tax rate, partially offset by a decrease in interest expense.

Segment Results - First Quarter Fiscal 2025 Compared to First Quarter Fiscal 2024

Home & Outdoor net sales revenue decreased $18.7 million, or 8.6%, to $198.5 million, compared to $217.1 million. The decrease was driven by lower replenishment orders from retail customers, softer consumer demand, shifts in consumer spending, a global outdoor slowdown in packs and accessories, increased competition in the insulated beverageware category, and the impact of the shipping disruption at the Company's Tennessee distribution facility due to automation startup issues affecting some of the segment's small retail customer and direct-to-consumer orders. These factors were partially offset by new and expanded distribution, incremental sales from the launch of the travel tumbler, and an increase in international sales.

Home & Outdoor operating income was $15.9 million, or 8.0% of segment net sales revenue, compared to $22.1 million, or 10.2% of segment net sales revenue. The decrease in segment operating margin was primarily due to planned higher marketing expense as the Company reinvested back into its brands, additional costs associated with automation startup issues at the Company's Tennessee distribution facility, an increase in depreciation expense, the impact of unfavorable operating leverage due to the decrease in net sales, and a less favorable customer and product mix. These factors were partially offset by favorable inventory obsolescence expense year-over-year, lower commodity and product costs, and the favorable comparative impact of a charge of $3.1 million related to the bankruptcy of Bed, Bath & Beyond(5) incurred in the prior year period. Adjusted operating income decreased 38.5% to $21.1 million, or 10.6% of segment net sales revenue, compared to $34.3 million, or 15.8% of segment net sales revenue.

Beauty & Wellness net sales revenue decreased $39.1 million, or 15.2%, to $218.4 million, compared to $257.5 million. The decrease was primarily due to a decline in sales of hair appliances and prestige hair care products primarily due to softer consumer demand, shifts in consumer spending and increased competition, shipping disruption from Curlsmith system integration challenges, lower sales of humidifiers, primarily driven by reduced replenishment orders from retail customers due to a softer 2023/2024 illness season, higher sales dilution from trade discounts, allowances and promotional programs, and a decrease in water filtration primarily driven by the expiration of an out-license relationship. These factors were partially offset by an increase in fan sales.

Beauty & Wellness operating income was $14.9 million, or 6.8% of segment net sales revenue, compared to $18.5 million, or 7.2% of segment net sales revenue. The decrease in segment operating margin was primarily due to planned higher marketing expense as the Company reinvested back into its brands, a less favorable product mix, higher sales dilution from trade discounts, allowances and promotional programs, and the impact of unfavorable operating leverage due to the decrease in net sales. These factors were partially offset by favorable inventory obsolescence expense year-over-year, lower commodity and product costs, and a decrease in restructuring charges of $3.2 million. Adjusted operating income decreased 31.4% to $21.9 million, or 10.0% of segment net sales revenue, compared to $31.9 million, or 12.4% of segment net sales revenue.

Balance Sheet and Cash Flow - First Quarter Fiscal 2025 Compared to First Quarter Fiscal 2024

•Cash and cash equivalents totaled $16.1 million, compared to $38.9 million.
•Accounts receivable turnover(7) was 67.4 days, compared to 67.5 days.
•Inventory was $444.7 million, compared to $433.9 million.
•Total short- and long-term debt was $748.4 million, compared to $837.2 million.
•Net cash provided by operating activities for the first three months of the fiscal year was $25.3 million, compared to $121.1 million for the same period last year.
•Free cash flow(1)(2) for the first three months of the fiscal year was $16.2 million, compared to $109.2 million for the same period last year.

Pegasus Restructuring Plan

The Company previously announced a global restructuring plan intended to expand operating margins through initiatives designed to improve efficiency and effectiveness and reduce costs (collectively referred to as “Project Pegasus”). Project Pegasus includes multiple workstreams to further optimize the Company's brand portfolio, streamline and simplify the organization, accelerate and amplify cost of goods savings projects, enhance the efficiency of its supply chain network, optimize its indirect spending and improve its cash flow and working capital, as well as other activities. The Company anticipates these initiatives will create operating efficiencies, as well as provide a platform to fund future growth investments.

As previously disclosed, the Company continues to have the following expectations regarding Project Pegasus charges:
•Total one-time pre-tax restructuring charges of approximately $50 million to $55 million over the duration of the plan, expected to be completed during fiscal 2025.
•Pre-tax restructuring charges to be comprised of approximately $15 million to $19 million of severance and employee related costs, $28 million of professional fees, $3 million to $4 million of contract termination costs, and $4 million of other exit and disposal costs.
•All of the Company's operating segments and shared services will be impacted by the plan and pre-tax restructuring charges include approximately $16 million to $17 million in Home & Outdoor and $34 million to $38 million in Beauty & Wellness.
•Pre-tax restructuring charges represent primarily cash expenditures, which are expected to be substantially paid by the end of fiscal 2025.

The Company also continues to have the following expectations regarding Project Pegasus savings:
•Targeted annualized pre-tax operating profit improvements of approximately $75 million to $85 million, which began in fiscal 2024 and are expected to be substantially achieved by the end of fiscal 2027.
•Estimated cadence of the recognition of the savings will be approximately 25% in fiscal 2024, which was achieved, approximately 35% in fiscal 2025, approximately 25% in fiscal 2026 and approximately 15% in fiscal 2027.
•Total profit improvements to be realized approximately 60% through reduced cost of goods sold and 40% through lower SG&A.

Fiscal 2025 Annual Outlook

The Company now expects consolidated net sales revenue in the range of $1.885 billion to $1.935 billion, which implies a decline of 6.0% to 3.5%, compared to the previous range of a decline of 2.0% to growth of 1.0%. The sales outlook continues to reflect the Company's view of lingering inflation and further consumer spending softness, especially in certain discretionary categories. The sales outlook now reflects the expected impact of executional challenges in the Company's Tennessee distribution facility, as well as its view of increased macro uncertainty, an increasingly stretched consumer, a more promotional environment, and retailers even more closely managing their inventory levels.

The Company's fiscal year net sales outlook now reflects the following expectations by segment:
•Home & Outdoor net sales decline of 3.0% to 1.0%, which includes the expectation of continued shipping disruption in the Company's Tennessee distribution facility through the second quarter of fiscal 2025, compared to the prior expectation of growth of 1.0% to 4.0%; and
•Beauty & Wellness net sales decline of 8.0% to 5.0%, compared to the prior expectation of a decline of 4.5% to 1.5%, both of which include a year-over-year headwind of approximately 1.0% related to the expiration of an out-license relationship in Wellness.

The Company now expects GAAP diluted EPS of $4.69 to $5.45, compared to the previous range of $6.68 to $7.45, and non-GAAP adjusted diluted EPS in the range of $7.00 to $7.50, which implies an adjusted diluted EPS decline of 21.4% to 15.8%, compared to the previous range of $8.70 to $9.20.

The Company now expects adjusted EBITDA of $287 million to $297 million, compared to the previous range of $324 million to $331 million, which implies a decline of 14.6% to 11.8%, as benefits from Project Pegasus are reinvested for growth. The Company's outlook continues to reflect a year-over-year increase in growth investment spending of approximately 100 basis points and a year-over-year headwind of approximately 50 basis points from the expiration of an out-license relationship in Wellness. The Company's outlook now includes expected margin compression of approximately 60 basis points from incremental operating expense and lost efficiency related to automation startup issues at its Tennessee distribution facility, and margin compression from its view of a more promotional environment, a less favorable mix, and lower operating leverage due to the decline in revenue. The Company expects these factors to be partially offset by profit improvement actions implemented in the second quarter.

The Company now expects free cash flow(1)(2) in the range of $220 million to $240 million, compared to the previous range of $255 million to $275 million, and now expects its net leverage ratio(1)(3), as defined in its credit agreement, to end fiscal 2025 at 1.60x to 1.50x, compared to the previous range of 1.25x to 1.00x.

In terms of the quarterly cadence of sales, the Company now expects a decline in net sales of approximately 7% to 4% in the second quarter of fiscal 2025 and a decline of 2.5% to growth of 1% in the second half of fiscal 2025. The Company now expects a decline in adjusted diluted EPS of approximately 45% to 35% in the second quarter of fiscal 2025 and a decline of approximately 3% to growth of 3% in the second half of fiscal 2025.

The Company's consolidated net sales and EPS outlook also reflects the following assumptions:
•the severity of the cough/cold/flu season will be in line with pre-COVID historical averages;
•June 2024 foreign currency exchange rates will remain constant for the remainder of the fiscal year;
•expected interest expense in the range of $44.0 million to $46.0 million;
•a reported GAAP effective tax rate range of 27.3% to 29.5% for the full fiscal year 2025 and an adjusted effective tax rate range of 20.7% to 21.3%; and
•an estimated weighted average diluted shares outstanding of 23.1 million for the full year.

The likelihood, timing and potential impact of a significant or prolonged recession, any fiscal 2025 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations, additional interest rate increases, or share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company's outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today's earnings release. The teleconference begins at 9:00 a.m. Eastern Time today, Tuesday, July 9, 2024. Institutional investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live on the Events & Presentations page at: http://investor.helenoftroy.com/. A telephone replay of this call will be available at 1:00 p.m. Eastern Time on July 9, 2024, until 11:59 p.m. Eastern Time on July 23, 2024, and can be accessed by dialing (844) 512-2921 and entering replay pin number 13747234. A replay of the webcast will remain available on the website for one year.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP such as Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted Earnings per Share (“EPS”), EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Net Leverage Ratio, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based financial measures presented in the Company's condensed consolidated statements of income and cash flows. For additional information see Note 1 to the accompanying tables to this press release.

About Helen of Troy Limited

Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative products and solutions for its customers through a diversified portfolio of well-recognized and widely-trusted brands, including OXO, Hydro Flask, Osprey, Vicks, Braun, Honeywell, PUR, Hot Tools, Drybar, Curlsmith and Revlon. All trademarks herein belong to Helen of Troy Limited (or its subsidiaries) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit http://investor.helenoftroy.com

Forward-Looking Statements

Certain written and oral statements made by the Company and subsidiaries of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release, in other filings with the SEC, and in certain other oral and written presentations. Generally, the words “anticipates”, “assumes”, “believes”, “expects”, “plans”, “may”, “will”, “might”, “would”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “currently”, “continue”, “intends”, “outlook”, “forecasts”, “targets”, “reflects”, “could”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that the Company expects or anticipates may occur in the future, including statements related to sales, expenses, EPS results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon its current expectations and various assumptions. The Company believes there is a reasonable basis for these expectations and assumptions, but there can be no assurance that the Company will realize these expectations or that these assumptions will prove correct. Forward-looking statements are only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Accordingly, the Company cautions readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company's Form 10-K for the year ended February 29, 2024, and in the Company's other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the geographic concentration of certain United States (“U.S.”) distribution facilities which increases its risk to disruptions that could affect the Company's ability to deliver products in a timely manner, the occurrence of cyber incidents or failure by the Company or its third-party service providers to maintain cybersecurity and the integrity of confidential internal or customer data, a cybersecurity breach, obsolescence or interruptions in the operation of the Company's central global Enterprise Resource Planning systems and other peripheral information systems, the Company's ability to develop and introduce a continuing stream of innovative new products to meet changing consumer preferences, actions taken by large customers that may adversely affect the Company's gross profit and operating results, the Company's dependence on sales to several large customers and the risks associated with any loss of, or substantial decline in, sales to top customers, the Company's dependence on third-party manufacturers, most of which are located in Asia, and any inability to obtain products from such manufacturers, the Company's ability to deliver products to its customers in a timely manner and according to their fulfillment standards, the risks associated with trade barriers, exchange controls, expropriations, and other risks associated with domestic and foreign operations including uncertainty and business interruptions resulting from political changes and events in the U.S. and abroad, and volatility in the global credit and financial markets and economy, the Company's dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, including a downturn from the effects of macroeconomic conditions, any public health crises or similar conditions, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, the Company's reliance on its Chief Executive Officer and a limited number of other key senior officers to operate its business, risks associated with the use of licensed trademarks from or to third parties, the Company's ability to execute and realize expected synergies from strategic business initiatives such as acquisitions, divestitures and global restructuring plans, including Project

Pegasus, the risks of potential changes in laws and regulations, including environmental, employment and health and safety and tax laws, and the costs and complexities of compliance with such laws, the risks associated with increased focus and expectations on climate change and other environmental, social and governance matters, the risks associated with significant changes in or the Company's compliance with regulations, interpretations or product certification requirements, the risks associated with global legal developments regarding privacy and data security that could result in changes to its business practices, penalties, increased cost of operations, or otherwise harm the business, the risks of significant tariffs or other restrictions being placed on imports from China, Mexico or Vietnam or any retaliatory trade measures taken by China, Mexico or Vietnam, the Company's dependence on whether it is classified as a “controlled foreign corporation” for U.S. federal income tax purposes which impacts the tax treatment of its non-U.S. income, the risks associated with legislation enacted in Bermuda and Barbados in response to the European Union's review of harmful tax competition, the risks associated with accounting for tax positions and the resolution of tax disputes, the risks associated with product recalls, product liability and other claims against the Company, and associated financial risks including but not limited to, increased costs of raw materials, energy and transportation, significant impairment of the Company's goodwill, indefinite-lived and definite-lived intangible assets or other long-lived assets, risks associated with foreign currency exchange rate fluctuations, the risks to the Company's liquidity or cost of capital which may be materially adversely affected by constraints or changes in the capital and credit markets, interest rates and limitations under its financing arrangements, and projections of product demand, sales and net income, which are highly subjective in nature, and from which future sales and net income could vary by a material amount. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:
Helen of Troy Limited
Anne Rakunas, Director, External Communications
(915) 225-4841

ICR, Inc.
Allison Malkin, Partner
(203) 682-8200

HELEN OF TROY LIMITED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31,
	2024		2023
Sales revenue, net	$416,847	100.0%	$474,672	100.0%
Cost of goods sold	213,768	51.3%	259,041	54.6%
Gross profit	203,079	48.7%	215,631	45.4%
Selling, general and administrative expense (“SG&A”)	170,481	40.9%	167,635	35.3%
Restructuring charges	1,835	0.4%	7,355	1.5%
Operating income	30,763	7.4%	40,641	8.6%
Non-operating income, net	100	—%	137	—%
Interest expense	12,543	3.0%	14,052	3.0%
Income before income tax	18,320	4.4%	26,726	5.6%
Income tax expense	12,116	2.9%	4,145	0.9%
Net income	$6,204	1.5%	$22,581	4.8%

Diluted earnings per share (“EPS”)	$0.26		$0.94

Weighted average shares of common stock used in computing diluted EPS	23,633		24,134

Consolidated Net Sales by Geographic Region
(Unaudited) (in thousands)

	Three Months Ended May 31,
	2024		2023
Domestic sales revenue, net (11)	$300,680	72.1%	$359,559	75.7%
International sales revenue, net	116,167	27.9%	115,113	24.3%
Total sales revenue, net	$416,847	100.0%	$474,672	100.0%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income and Operating Margin to Adjusted Operating Income and Adjusted Operating Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended May 31, 2024
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$15,850	8.0%	$14,913	6.8%	$30,763	7.4%
Restructuring charges	440	0.2%	1,395	0.6%	1,835	0.4%
Subtotal	16,290	8.2%	16,308	7.5%	32,598	7.8%
Amortization of intangible assets	1,765	0.9%	2,755	1.3%	4,520	1.1%
Non-cash share-based compensation	3,013	1.5%	2,820	1.3%	5,833	1.4%
Adjusted operating income (non-GAAP)	$21,068	10.6%	$21,883	10.0%	$42,951	10.3%

	Three Months Ended May 31, 2023
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$22,116	10.2%	$18,525	7.2%	$40,641	8.6%
Bed, Bath & Beyond bankruptcy (5)	3,087	1.4%	1,126	0.4%	4,213	0.9%
Restructuring charges	2,790	1.3%	4,565	1.8%	7,355	1.5%
Subtotal	27,993	12.9%	24,216	9.4%	52,209	11.0%
Amortization of intangible assets	1,777	0.8%	2,880	1.1%	4,657	1.0%
Non-cash share-based compensation	4,498	2.1%	4,799	1.9%	9,297	2.0%
Adjusted operating income (non-GAAP)	$34,268	15.8%	$31,895	12.4%	$66,163	13.9%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income to EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended May 31, 2024
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$15,850	8.0%	$14,913	6.8%	$30,763	7.4%
Depreciation and amortization	6,647	3.3%	7,189	3.3%	13,836	3.3%
Non-operating income, net	—	—%	100	—%	100	—%
EBITDA (non-GAAP)	22,497	11.3%	22,202	10.2%	44,699	10.7%
Add: Restructuring charges	440	0.2%	1,395	0.6%	1,835	0.4%
Non-cash share-based compensation	3,013	1.5%	2,820	1.3%	5,833	1.4%
Adjusted EBITDA (non-GAAP)	$25,950	13.1%	$26,417	12.1%	$52,367	12.6%

	Three Months Ended May 31, 2023
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$22,116	10.2%	$18,525	7.2%	$40,641	8.6%
Depreciation and amortization	4,402	2.0%	6,313	2.5%	10,715	2.3%
Non-operating income, net	—	—%	137	0.1%	137	—%
EBITDA (non-GAAP)	26,518	12.2%	24,975	9.7%	51,493	10.8%
Add: Bed, Bath & Beyond bankruptcy	3,087	1.4%	1,126	0.4%	4,213	0.9%
Restructuring charges	2,790	1.3%	4,565	1.8%	7,355	1.5%
Non-cash share-based compensation	4,498	2.1%	4,799	1.9%	9,297	2.0%
Adjusted EBITDA (non-GAAP)	$36,893	17.0%	$35,465	13.8%	$72,358	15.2%

Reconciliation of Non-GAAP Financial Measures – GAAP Net Income to EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended May 31,
	2024		2023
Net income, as reported (GAAP)	$6,204	1.5%	$22,581	4.8%
Interest expense	12,543	3.0%	14,052	3.0%
Income tax expense	12,116	2.9%	4,145	0.9%
Depreciation and amortization	13,836	3.3%	10,715	2.3%
EBITDA (non-GAAP)	44,699	10.7%	51,493	10.8%
Add: Bed, Bath & Beyond bankruptcy	—	—%	4,213	0.9%
Restructuring charges	1,835	0.4%	7,355	1.5%
Non-cash share-based compensation	5,833	1.4%	9,297	2.0%
Adjusted EBITDA (non-GAAP)	$52,367	12.6%	$72,358	15.2%

	Quarterly Period Ended				Twelve Months Ended May 31, 2024
	August	November	February	May
Net income, as reported (GAAP)	$27,381	$75,898	$42,734	$6,204	$152,217
Interest expense	13,654	12,859	12,500	12,543	51,556
Income tax expense	5,958	18,350	11,995	12,116	48,419
Depreciation and amortization	13,891	12,431	14,462	13,836	54,620
EBITDA (non-GAAP)	60,884	119,538	81,691	44,699	306,812
Add: Gain on sale of distribution and office facilities (8)	—	(34,190)	—	—	(34,190)
Restructuring charges	3,617	3,890	3,850	1,835	13,192
Non-cash share-based compensation	7,229	8,579	8,767	5,833	30,408
Adjusted EBITDA (non-GAAP)	$71,730	$97,817	$94,308	$52,367	$316,222

Reconciliation of Non-GAAP Financial Measures – GAAP Income and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (Non-GAAP) (1)
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31, 2024
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$18,320	$12,116	$6,204	$0.78	$0.51	$0.26
Barbados tax reform (6)	—	(6,045)	6,045	—	(0.26)	0.26
Restructuring charges	1,835	165	1,670	0.08	0.01	0.07
Subtotal	20,155	6,236	13,919	0.85	0.26	0.59
Amortization of intangible assets	4,520	661	3,859	0.19	0.03	0.16
Non-cash share-based compensation	5,833	264	5,569	0.25	0.01	0.24
Adjusted (non-GAAP)	$30,508	$7,161	$23,347	$1.29	$0.30	$0.99

Weighted average shares of common stock used in computing diluted EPS						23,633

	Three Months Ended May 31, 2023
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$26,726	$4,145	$22,581	$1.11	$0.17	$0.94
Bed, Bath & Beyond bankruptcy	4,213	53	4,160	0.17	—	0.17
Restructuring charges	7,355	92	7,263	0.30	—	0.30
Subtotal	38,294	4,290	34,004	1.59	0.18	1.41
Amortization of intangible assets	4,657	606	4,051	0.19	0.03	0.17
Non-cash share-based compensation	9,297	641	8,656	0.39	0.03	0.36
Adjusted (non-GAAP)	$52,248	$5,537	$46,711	$2.16	$0.23	$1.94

Weighted average shares of common stock used in computing diluted EPS						24,134

Selected Consolidated Balance Sheet and Cash Flow Information
(Unaudited) (in thousands)

	May 31,
	2024	2023
Balance Sheet:
Cash and cash equivalents	$16,148	$38,869
Receivables, net	328,097	349,699
Inventory	444,749	433,913
Total assets, current	831,563	856,057
Total assets	2,820,951	2,872,828
Total liabilities, current	427,675	440,791
Total long-term liabilities	843,776	917,129
Total debt	748,377	837,157
Stockholders' equity	1,549,500	1,514,908

	Three Months Ended May 31,
	2024	2023
Cash Flow:
Depreciation and amortization	$13,836	$10,715
Net cash provided by operating activities	25,320	121,056
Capital and intangible asset expenditures	9,142	11,877
Net debt proceeds (repayments)	82,387	(97,563)
Payments for repurchases of common stock	103,035	4,446

Reconciliation of Non-GAAP Financial Measures – GAAP Net Cash Provided by Operating Activities to Free Cash Flow (Non-GAAP) (1) (2)
(Unaudited) (in thousands)

	Three Months Ended May 31,
	2024	2023
Net cash provided by operating activities (GAAP)	$25,320	$121,056
Less: Capital and intangible asset expenditures	(9,142)	(11,877)
Free cash flow (non-GAAP)	$16,178	$109,179

Reconciliation of Non-GAAP Financial Measures – Net Leverage Ratio (Non-GAAP) (1) (3)
(Unaudited) (in thousands)

	Quarterly Period Ended				Twelve Months Ended May 31, 2024
	August	November	February	May
Adjusted EBITDA (non-GAAP) (9)	$71,730	$97,817	$94,308	$52,367	$316,222

Total borrowings under the credit agreement, as reported (GAAP)					$754,337
Add: Outstanding letters of credit					15,555
Less: Unrestricted cash and cash equivalents					(21,138)
Net debt					$748,754

Net leverage ratio (non-GAAP) (3)					2.37

Fiscal 2025 Outlook for Net Sales Revenue
(Unaudited) (in thousands)

Consolidated:	Fiscal 2024	Outlook Fiscal 2025
Net sales revenue	$2,005,050	$1,885,000	—	$1,935,000
Net sales revenue decline		(6.0)%	—	(3.5)%

Reconciliation of Non-GAAP Financial Measures – Fiscal 2025 Outlook for GAAP Net Income to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization)
and Adjusted EBITDA (Non-GAAP) (1) (Unaudited) (in thousands)

	Three Months Ended May 31, 2024	Outlook for the Balance of the Fiscal Year (Nine Months)			Outlook Fiscal 2025
Net income, as reported (GAAP)	$6,204	$102,208	—	$119,735	$108,412	—	$125,939
Interest expense	12,543	33,457	—	31,457	46,000	—	44,000
Income tax expense	12,116	33,141	—	35,133	45,257	—	47,249
Depreciation and amortization	13,836	39,664	—	37,674	53,500	—	51,510
EBITDA (non-GAAP)	44,699	208,470	—	223,999	253,169	—	268,698
Add: Restructuring charges	1,835	7,091	—	2,091	8,926	—	3,926
Non-cash share-based compensation	5,833	19,072	—	18,043	24,905	—	23,876
Adjusted EBITDA (non-GAAP)	$52,367	$234,633	—	$244,133	$287,000	—	$296,500

Reconciliation of Non-GAAP Financial Measures - Fiscal 2025 Outlook for GAAP Diluted EPS to Adjusted Diluted EPS (Non-GAAP) and GAAP Effective Tax Rate to Adjusted Effective Tax Rate (Non-GAAP) (1) (Unaudited)

	Three Months Ended May 31, 2024	Outlook for the Balance of the Fiscal Year (Nine Months)			Outlook Fiscal 2025			Tax Rate Outlook Fiscal 2025
Diluted EPS, as reported (GAAP)	$0.26	$4.43	-	$5.19	$4.69	-	$5.45	29.5%	-	27.3%
Restructuring charges	0.08	0.31	-	0.09	0.39	-	0.17
Amortization of intangible assets	0.19	0.59	-	0.57	0.78	-	0.76
Non-cash share-based compensation	0.25	0.83	-	0.78	1.08	-	1.03
Income tax effect of adjustments (10)	0.21	(0.15)	-	(0.12)	0.06	-	0.09	(8.2)%	-	(6.6)%
Adjusted diluted EPS (non-GAAP)	$0.99	$6.01	-	$6.51	$7.00	-	$7.50	21.3%	-	20.7%

Reconciliation of Non-GAAP Financial Measures – Fiscal 2025 Outlook for GAAP Net Cash Provided by Operating Activities to Free Cash Flow (Non-GAAP) (1) (2)
(Unaudited) (in thousands)

	Three Months Ended May 31, 2024	Outlook for the Balance of the Fiscal Year (Nine Months)			Outlook Fiscal 2025
Net cash provided by operating activities (GAAP)	$25,320	$229,680	—	$244,680	$255,000	—	$270,000
Less: Capital and intangible asset expenditures	(9,142)	(25,858)	—	(20,858)	(35,000)	—	(30,000)
Free cash flow (non-GAAP)	$16,178	$203,822	—	$223,822	$220,000	—	$240,000

HELEN OF TROY LIMITED AND SUBSIDIARIES
Notes to Press Release

(1)
This press release contains non-GAAP financial measures. Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted EPS, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Net Leverage Ratio (“Non-GAAP Financial Measures”) that are discussed in the accompanying press release or in the preceding tables may be considered non-GAAP financial measures as defined by SEC Regulation G, Rule 100. Accordingly, the Company is providing the preceding tables that reconcile these measures to their corresponding GAAP-based financial measures. The Company is unable to present a quantitative reconciliation of forward-looking expected net leverage ratio to its most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP financial measure without unreasonable effort or expense. In addition, the Company believes such reconciliation would imply a degree of precision that would be confusing or misleading to investors. The Company believes that these Non-GAAP Financial Measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these Non-GAAP Financial Measures, in combination with the Company's financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of certain charges and benefits on applicable income, margin and earnings per share measures. The Company also believes that these Non-GAAP Financial Measures facilitate a more direct comparison of the Company's performance with its competitors. The Company further believes that including the excluded charges and benefits would not accurately reflect the underlying performance of the Company's operations for the period in which the charges and benefits were incurred and reflected in the Company's GAAP financial results. The material limitation associated with the use of the Non-GAAP Financial Measures is that the Non-GAAP Financial Measures do not reflect the full economic impact of the Company's activities. These Non-GAAP Financial Measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial measures, and may be calculated differently than non-GAAP financial measures disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP financial measures.

(2)	Free cash flow represents net cash provided by operating activities less capital and intangible asset expenditures.

(3)
Net leverage ratio is calculated as (a) total borrowings under the Company's credit agreement plus outstanding letters of credit, net of unrestricted cash and cash equivalents, including readily marketable obligations issued, guaranteed or insured by the U.S. with maturities of two years or less, at the end of the current period, divided by (b) Adjusted EBITDA per the Company's credit agreement (calculated as EBITDA plus non-cash charges and certain allowed addbacks, less certain non-cash income, plus the pro forma effect of acquisitions and certain pro forma run-rate cost savings for acquisitions and dispositions, as applicable for the trailing twelve months ended as of the current period).

(4)	Organic business refers to net sales revenue associated with product lines or brands after the first twelve months from the date the product line or brand is acquired, excluding the impact that foreign currency remeasurement had on reported net sales revenue. Net sales revenue from internally developed brands or product lines is considered Organic business activity.

(5)	Represents a charge for uncollectible receivables due to the bankruptcy of Bed, Bath & Beyond (“Bed, Bath & Beyond bankruptcy”).

(6)
Represents a discrete tax charge to revalue existing deferred tax liabilities as a result of Barbados enacting a domestic corporate income tax rate of 9%, effective beginning with the Company's fiscal year 2025 (“Barbados tax reform”).

(7)
Accounts receivable turnover uses 12 month trailing net sales revenue. The current and four prior quarters' ending balances of trade accounts receivable are used for the purposes of computing the average balance component as required by the particular measure.

(8)	Gain on the sale of distribution and office facilities in El Paso, Texas during the third quarter of fiscal year 2024.

(9)	See reconciliation of Adjusted EBITDA to the most directly comparable GAAP-based financial measure (net income) in the accompanying tables to this press release.

(10)	Income tax effect of adjustments is inclusive of the Barbados tax reform income tax adjustment.

(11)	Domestic net sales revenue includes net sales revenue from the U.S. and Canada.